Exhibit 5.1

Okeanis Eco Tankers Corp. c/o OET Chartering Inc. Ethnarchou Makariou Ave., & 2 D. Falireos St. 185 47 N. Faliro, Greece

November 20, 2025

Okeanis Eco Tankers Corp.: Exhibit 5.1 Opinion

Dear Sirs:

We have acted as counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Okeanis Eco Tankers Corp., a Marshall Islands corporation (the “Corporation”), in connection with the offering and sale by the Corporation of up to 3,239,436 shares of common stock, par value $0.001 per share (the “Common Shares”), being issued and sold by the Corporation in accordance with the Engagement Letter dated November 17, 2025, between the Corporation and the placement agents listed therein (the “Engagement Letter”), pursuant to the Corporation’s registration statement on Form F-3 (File No. 333-287032) (the “Registration Statement”), the base prospectus dated May 21, 2025 (the “Base Prospectus”), the preliminary prospectus supplement dated November 18, 2025 to the Base Prospectus (together with the Base Prospectus, the “Preliminary Prospectus”), and the final prospectus supplement dated November 19, 2025 to the Base Prospectus (together with the Base Prospectus, the “Final Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

i.	the Registration Statement;

ii.	the Preliminary Prospectus;

iii.	the Final Prospectus;

iv.	the Engagement Letter;

v.	the form of Application Agreement (the “Application Agreement”) to be entered into between the Corporation and each purchaser of Common Shares; and

vi.	such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Corporation as we have deemed relevant and necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

We have also assumed that:

(i)	that the issuance and sale of the Common Shares will comply in all respects with the terms, conditions and restrictions set forth in the Engagement Letter, the Application Agreement, the Preliminary Prospectus, and the Final Prospectus, and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that each of the Engagement Letter and Application Agreement was duly and validly authorized by the parties thereto (other than the Corporation), and executed and delivered by the parties thereto; and

(iii)	the validity and enforceability of the Engagement Letter and Application Agreement against the parties thereto (other than pursuant to Marshall Islands law).

This opinion is limited to the law of the Republic of the Marshall Islands. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Common Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement, the Preliminary Prospectus, the Final Prospectus, the Engagement Letter and the Application Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to a Report on Form 6-K of the Corporation, to the discussions of this opinion in the Registration Statement, the Preliminary Prospectus, and the Final Prospectus, and to the references to our firm in the Registration Statement, the Preliminary Prospectus, and the Final Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP